Exhibit 10.45

FIRST AMENDMENT

TO AMENDED AND RESTATED SERVICES AND SUPPLY AGREEMENT

This FIRST AMENDMENT (this “Amendment”) is dated as of November 4, 2011 (the “Effective Date”), is entered into among Biogen Idec MA Inc. (“Biogen Idec”), Covella Pharmaceuticals, Inc. (a wholly owned subsidiary of Santarus, “Covella”), and Santarus, Inc. (“Santarus”) (hereinafter collectively, the “Parties”).

BACKGROUND

A.	The Parties entered into that certain Amended and Restated Services and Supply Agreement, dated as of September 10, 2010, among the Parties (as previously amended and supplemented and as may be further amended and supplemented, the “Agreement”).

B.	The Parties desire to amend the Agreement to provide for a revised payment structure for the Compliant Bulk Drug Substance and Compliant Drug Product.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Defined terms. Capitalized terms not defined herein shall have the meanings given to them in the Agreement.

2. Amendment to Agreement. Section 3.1 of the Agreement is hereby amended in its entirety to read as follows:

3.1 Milestone Payment.

3.1.1 No Fee for Delivery of Material. There shall be no fee for storage, delivery or usage of Compliant Bulk Drug Substance or Compliant Drug Product.

3.1.2 Milestone Payment. A milestone payment equal to Eleven Million Seven Hundred Forty Two Thousand Dollars ($11,742,000) shall be payable to Biogen Idec in the event that the first “Receipt of Approval” Clinical and Regulatory Milestone under Section 5.2 of the License Agreement has been achieved by Covella, or any of its Affiliates or Sublicensees. The milestone payment shall become due at the same time the corresponding milestone payment is due under the License Agreement.

3.1.3 Termination Fee. In the event that the License Agreement is terminated prior to the achievement by Covella, or any of its Affiliates or Sublicensees, of the first “Receipt of Approval” Clinical and Regulatory Milestone under Section 5.2 of the License Agreement, for any reason, then Covella shall be required to pay Biogen Idec a one-time termination fee of Three Million Dollars ($3,000,000) within thirty (30) days after the effective date of termination of the License Agreement.

3. General. Except as amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of California, without regard to the conflicts of law principles that would provide for application of the law of a jurisdiction other than California and excluding the United Nations Convention on Contracts for the International Sales of Goods.

5. Entire Agreement. This Amendment, the Agreement and the exhibits, schedules and addendums thereto, sets forth the entire agreement of the Parties with respect to the subject matter contained herein, and may not be modified or amended except by a written agreement executed by the Parties.

6. Enforceability. If any provision of this Amendment shall be found by a court to be void, invalid or unenforceable, the same shall either be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Amendment.

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment through their duly authorized representatives as of the date first set forth above.

BIOGEN IDEC MA INC.	SANTARUS, INC.

By: /s/ Paul J. Clancy	By: /s/ Gerald T. Proehl

Name: Paul J. Clancy	Name: Gerald T. Proehl

Title: Chief Financial Officer	Title: President and Chief Executive Officer

COVELLA PHARMACEUTICALS, INC.

By: /s/ Gerald T. Proehl

Name: Gerald T. Proehl

Title: President

[SIGNATURE PAGE TO FIRST AMENDMENT TO AMENDED AND RESTATED SERVICES AND SUPPLY AGREEMENT]